SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.   )

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SureWest Communications

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SUREWEST COMMUNICATIONS
200 Vernon Street
Roseville, California 95678
Dear Shareholders:
      You are cordially invited to attend the Annual Meeting of Shareholders of SureWest Communications to be held at the Company’s Facility at 8150 Industrial Avenue, Building A, Roseville, California, on Tuesday, May 17, 2005 at 10:00 a.m.
      As we do at each annual meeting of our shareholders, officers will present reports on the various activities of SureWest Communications and its subsidiaries, and about our financial performance. At the meeting, you will be deciding who will serve as the Company’s directors until the next annual meeting. The Board of Directors recommends that you vote your shares in favor of the election of directors identified as nominees in the Proxy Statement. Shareholders may vote one of three ways:

•	By Mail: Fill in, date and mail your proxy card.

•	By Telephone: Call 1-866-894-0537.

•	By Internet: Go to www.continentalstock.com to vote on the internet
      Your vote is important, and whether or not you plan to attend the meeting, I hope you will vote as soon as possible.
      To help reduce our administrative costs, beginning with the first quarter of 2005 we will be discontinuing our practice of providing by mail our unaudited quarterly results. You can always find our results at www.surewest.com, and we will be happy to provide printed copies of our releases and filings upon request to our Investor Relations Department at 1-916-786-1831. We also encourage you to help us save costs by looking carefully at page 2 of the Proxy Statement on which we describe the process by which we can reduce the number of copies of proxy materials sent to the same address.
      Thank you for your continued support.

Sincerely yours,

KIRK C. DOYLE
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
VOTING RIGHTS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF MANAGEMENT
BENEFICIAL OWNERSHIP TABLE
REPORT OF THE COMPENSATION COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COST OF SOLICITATION
OTHER MATTERS
SUBMISSION OF SHAREHOLDER PROPOSALS
APPENDIX A

SUREWEST COMMUNICATIONS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To The Shareholders:
      The Annual Meeting of Shareholders of SureWest Communications (hereinafter called the Company) will be held at the Company’s Facility at 8150 Industrial Avenue, Building A, Roseville, California, on Tuesday, May 17, 2005 at 10:00 a.m., for the following purposes:

1. To elect a Board of seven (7) Directors; and

2. To transact such other business as may properly come before the meeting.
      Only shareholders of record on the books of the Company as of 5:00 p.m., March 29, 2005 will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

DARLA J. YETTER
Secretary
SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO VOTE
AS PROMPTLY AS POSSIBLE. YOU MAY VOTE OVER THE INTERNET, AS WELL
AS BY TELEPHONE OR BY MAILING THE ENCLOSED PROXY CARD.
Roseville, California, April 5, 2005.

SUREWEST COMMUNICATIONS
200 Vernon Street
Roseville, California 95678
April 5, 2005

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SureWest Communications (hereinafter called the Company) to be used at the Annual Meeting of Shareholders on May 17, 2005, or any adjournment thereof, for the purposes set forth in the foregoing notice. Any shareholder may revoke his or her proxy at any time prior to its use by written communication to the Secretary of the Company or by attendance at the Annual Meeting and voting in person.
      The approximate date of mailing to shareholders of the Notice of Annual Meeting and this Proxy Statement is April 5, 2005.
VOTING RIGHTS
Voting
      The Company has only one class of voting security, its Common Stock, entitled to one vote per share and, as explained below, to cumulative voting in the election of Directors. Only shareholders of record at 5:00 p.m. on March 29, 2005, will be entitled to vote at the Annual Meeting. As of the close of business on March 4, 2005, there were 14,590,701 shares of the Company’s Common Stock outstanding.
      As of December 31, 2004, no person was known by the Company to be the beneficial owner of more than five percent of its issued and outstanding Common Stock, except as follows:

	Amount and Nature		Percent
Name and Address of Beneficial Owner	of Beneficial Ownership		of Class

Vanguard Fiduciary Trust Company	1,084,795	(1)	7.4%
500 Admiral Nelson Boulevard Malvern, PA 19355

(1)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission and reports shares held in trust for the benefit of participants in the SureWest KSOP, for which Vanguard Fiduciary Trust Company is a Trustee.
      Shares cannot be voted at the meeting unless the owner is present or represented by proxy. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.
      In voting for Directors, each shareholder is entitled to vote his shares for as many persons as there may be Directors to be elected, to accumulate his votes and give one nominee votes equal to the number of Directors multiplied by the number of shares of stock owned by him or to distribute his votes upon the same principle among as many nominees as he thinks fit. The seven candidates for election as Directors at the Annual Meeting of Shareholders who receive the highest number of affirmative votes will be elected. The approval of any other matters submitted for shareholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company present or represented and entitled to vote at the meeting.
Voting Electronically via the Internet or by Telephone
      Shareholders whose shares are registered directly with Continental Stock Transfer & Trust Company (“Continental”) may vote either via the Internet or by calling Continental. Specific instructions to be followed by any registered shareholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.
      If your shares are held in “street name” and are registered in the name of a brokerage firm or nominee, you may be able to vote your shares electronically over the Internet or by telephone. A large number of brokerage firms and nominees are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. If your brokerage firm or nominee is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided. Votes submitted via the Internet must be received by 6:59 p.m. Eastern Time on May 16, 2005.
Ways to Reduce the Number of Copies of Our Proxy Materials You Receive
      Under rules adopted by the Securities and Exchange Commission, the Company is permitted to deliver a single copy of the Proxy Statement and Annual Report to shareholders sharing the same address. This process, called householding, allows for the reduction of the number of copies of these materials printed and mailed.
      If you share the same last name and address with other Company shareholders and would like to start or stop householding for your account, you can call (916) 786-1831 or write to us at P.O. Box 969, Roseville, California 95661, Attn: Investor Relations, including your name, the name of your broker or other holder of record and your account numbers. If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will be sent separate copies of documents mailed at least 30 days after receipt of your revocation.
Electronic Access to Proxy Materials and Annual Reports
      This Proxy Statement and the Company’s 2004 Annual Report are available on the Company’s website at http://www.surewest.com/corporate/ir/financials/annual     reports.php. Please note that the information on our website is not incorporated by reference in this Proxy Statement.

ELECTION OF DIRECTORS
      The following persons are nominees for Director to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and shall qualify. The nominees constitute the seven current members of the Board of Directors. Six of the nominees were elected at the last Annual Meeting of Shareholders of the Company. Roger J. Valine was appointed to the Board of Directors on November 18, 2004. The Board has determined that all of the Directors other than Messrs. Doyle and Strom are “independent” for purposes of the listing standards of the National Association of Securities Dealers (“NASD”). The information below is provided as of March 4, 2005.
      Shares represented by the proxy will be voted and the proxies will vote for the election of all the nominees to the Board of Directors, except to the extent that authority to vote for particular nominees has been withheld. If any person is unable or unwilling to serve as a nominee for the office of Director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable to serve if elected a Director.
      Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees:

		Principal Occupation and Business Experience for	Director
Name	Age	Past Five Years	Since

Kirk C. Doyle	51	Chairman of the Board of Directors of the Company (since 2003); Secretary of the Company (from 2002 to 2003); Realtor, Kirk Doyle Realty, Roseville, California.	2000
Brian H. Strom	62	President and Chief Executive Officer (since 1993) of the Company.	1993
John R. Roberts III	53	Executive Director (since 1999), The Natomas Basin Conservancy, Sacramento, California.	1993
Timothy D. Taron	54	Partner (since 1981), Hefner, Stark & Marois, LLP (Attorneys-at-Law), Sacramento, California.	2000
Guy R. Gibson	52	President (since 1981), Gibson & Gibson, Inc. (Attorneys-at-Law), Roseville, California.	2003
Steven C. Oldham	54	Senior Advisor (since 2002), The Brattle Group, San Francisco, California; Senior Vice President — Energy Services (from 2001 to 2002), Senior Vice President — Strategic Planning (from 1999 to 2001), Vice President — Treasurer (from 1994 to 1999), Sierra Pacific Resources, Reno, Nevada.	2004
Roger J. Valine	56	President and Chief Executive Officer (since 1992), Vision Service Plan, Sacramento, California.	2004
Directors’ Meetings, Committees and Fees
      During 2004, the Board of Directors held fourteen meetings. Each Director attended at least 75 percent of the Board meetings and meetings of the committees of which he is a member.

      The Company has a Compensation Committee composed of Messrs. Roberts, Taron and Gibson, each of whom meets the independence requirements of the listing standards of the NASD. Mr. Roberts is the Chairman. The functions of the Compensation Committee include development of compensation strategy and review of the compensation and performance of officers of the Company, review and approval of criteria for the granting of bonuses, and administration of the Company’s stock-based benefit plans and other officer and director compensation arrangements. The Compensation Committee met five times during 2004.
      The Company has an Audit Committee composed of Messrs. Oldham, Roberts and Valine, each of whom meets the independence and financial literacy rules requirements of the listing standards of NASD. Mr. Oldham, who currently serves as Chairman of the Audit Committee has been determined by the Board of Directors to be qualified as an independent “audit committee financial expert” under the rules adopted by the Securities and Exchange Commission pursuant to requirements of the Sarbanes-Oxley Act. The Audit Committee is responsible for oversight of the Company’s financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with laws and regulations. The principal functions of the Audit Committee are to (i) appoint and engage the independent registered public accounting firm, (ii) review the scope of the audit and the audit procedure and non-audit services to be utilized and related fees, (iii) review with the independent registered public accounting firm and internal auditors the effectiveness of accounting and financial controls, and the adequacy of internal controls over financial reporting (iv) discuss with the independent registered public accounting firm the results of their audit and review the Company’s financial statements to be presented to shareholders to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements, and (v) review independent registered public accounting firm independence issues and the adequacy of the Audit Committee charter. A copy of the Audit Committee Charter is attached as Appendix A, and is also available on the Company’s website at http://www.surewest.com/corporate/ir/corpgov/acc.php. The Audit Committee met fifteen times during 2004.
      The Company has a Nominating and Governance Committee composed of Messrs. Taron, Gibson and Oldham, each of whom meets the independence requirements of the listing standards of the NASD. Mr. Taron is the Chairman. The purpose of the Nominating Committee is to (i) develop policies relating to the size and composition of the Board of Directors, (ii) review and make recommendations regarding succession planning for senior management positions, (iii) recommend a slate of nominees to the Board of Directors, and (iv) review and make periodic recommendations concerning the Company’s corporate governance policy. The Nominating and Governance Committee will consider recommendations for nominees for directorship submitted by shareholders as described below. The Nominating and Governance Committee met four times during 2004.
      All Directors, other than Kirk C. Doyle and Brian H. Strom, were compensated by a fee of $1,250 per month and $1,000 for each Board meeting they attended in 2004. Directors also receive $500 for each Committee meeting they attend ($1,000 if the meeting is on a day different than a Directors’ meeting). Committee Chairmen also received a fee of $5,000 annually, with the exception of the Audit Committee Chairman, for whom the annual retainer was increased from $5,000 to $7,500 in June 2004 and further adjusted to $10,000 in September 2004. Mr. Doyle receives compensation as Chairman in the amount of $7,590 per month. Mr. Strom’s compensation is discussed below in the Summary Compensation Table.
      The non-employee Directors of the Company are entitled to participate in the SureWest Communications 2000 Equity Incentive Plan (the “2000 Plan”). Pursuant to the 2000 Plan, prior to 2004 options to purchase 1,250 shares of Common Stock were automatically granted to each non-employee Director upon the conclusion of each regular annual meeting of the Company’s shareholders. The Board of Directors in 2004 amended the 2000 Plan by eliminating the automatic option grant. Non-employee Directors are also eligible to receive other grants under the 2000 Plan, and in 2004 Messrs. Gibson, Oldham, Roberts and Taron received awards of 800 vested stock units, and Mr. Valine received an award of 2,000 stock units (vesting 25% per year over a four-year vesting period). Each stock unit is convertible into one share of Company common stock upon the recipient’s cessation of service as a Director of the Company.

CORPORATE GOVERNANCE
Contacting the Board of Directors
      Any shareholder who desires to contact the Board of Directors may do so electronically by sending an email to the following address: surewestboard@surewest.com. Alternatively, a shareholder can contact the Board by writing to: Board of Directors, SureWest Communications, P.O. Box 969, Roseville, California 95661. Communications received electronically or in writing are distributed to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded by the Secretary to the Chairman of the Audit Committee for review.
Director Nomination Process
      All Board members are elected annually by the Company’s shareholders, except for Board action to fill vacancies. The Nominating and Governance Committee is responsible for recommending to the Board director candidates for nomination and election. Nominees for the Board should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to the Company’s overall corporate goals: responsibility to its shareholders, technology leadership, effective execution, high customer satisfaction and superior employee working environment.
      The Nominating and Governance Committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, financial reporting and other areas expected to contribute to an effective Board. In evaluating potential candidates for the Board, the Nominating and Governance Committee considers these factors in the light of the specific needs of the Board at that time, in the context of Board composition and Company circumstances. The Nominating and Governance Committee will consider candidates recommended by shareholders applying the criteria described above, provided that the recommending shareholder submits in writing the candidate’s name and qualifications for service as a Board member, a document signed by the candidate indicating the candidate’s willingness to serve, if elected, and evidence of the shareholder’s ownership of Company stock. Written communications should be sent to the Nominating and Governance Committee, c/o Corporate Secretary, SureWest Communications, P.O. Box 969, Roseville, California 95661
Director Attendance at Annual Meetings
      The Company schedules a Board meeting in conjunction with its annual meeting and expects that its Directors will attend, absent a valid reason, such as a schedule conflict. Last year, all seven of the individuals then serving as Directors attended the annual meeting.
Code of Conduct
      The Company has adopted a Code of Ethics and Business Conduct, which is designed to help Directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Ethics and Business Conduct applies to all Directors and employees, including the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Ethics and Business Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Ethics and Business Conduct is available at the Company’s corporate governance website located at http://www.surewest.com/corporate/ir/corpgov/Code of Ethics  Business Conduct.php. The Company may post amendments to or waivers of the provisions of the Code of Ethics and Business Conduct, if any, made with respect to any of our Directors and executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this document.

Corporate Governance Documents
      The Company’s website address is www.surewest.com, and the following corporate governance documents are posted on the website:

Audit Committee Charter
Compensation Committee Charter
Nominating and Governance Committee Charter
Corporate Governance Guidelines
Code of Ethics and Business Conduct
      The documents above are available in print upon request. Please direct your request for a copy of any document to Investor Relations, SureWest Communications, P.O. Box 969, Roseville, California 95661. None of the information contained on the website is incorporated by reference in, or considered to be a part of, this document.
SECURITY OWNERSHIP OF MANAGEMENT
      The following table contains information as of March 4, 2005 with respect to the beneficial ownership of Common Stock by (i) each Director and nominee for Director of the Company, (ii) each of the current executive officers of the Company named in the Summary Compensation Table, and (iii) all Directors and Officers of the Company as a group (including the named individuals). Unless otherwise noted, the persons as to whom the information is given had shared voting and investment power with respect to the shares of Common Stock shown as beneficially owned.
BENEFICIAL OWNERSHIP TABLE

	Shares of Common
	Stock Beneficially
Name	Owned(1)(2)(3)	Percent

Fred A. Arcuri	48,448	*
Robert M. Burger	47,580	*
Bill M. DeMuth	48,787	*
Kirk C. Doyle(4)	100,185	*
Guy R. Gibson	34,983	*
Jay B. Kinder	69,120	*
Steven C. Oldham	4,800	*
John R. Roberts III	27,469	*
Brian H. Strom(5)	156,700	*
Timothy D. Taron	13,500	*
Roger J. Valine	2,000	*
All Directors and Officers as a group (19 persons including the named individuals above)	703,266	4.8%

*	Less than 1.0%

(1)	For the following individuals, the number of shares listed includes interests in shares held in the SureWest KSOP: Mr. Strom — 4,731 shares; Mr. Kinder — 16,596 shares; Mr. Arcuri — 2,573 shares; Mr. DeMuth — 9,904 shares; Mr. Doyle — 607 shares; Mr. Burger — 4,641 shares; and all executive officers as a group — 61,842 shares.

(2)	Includes shares which the individuals shown have the right to acquire as of March 4, 2005, or within 60 days thereafter, pursuant to outstanding stock options as follows: Mr. Arcuri (and his spouse) — 36,317 shares; Mr. Burger — 34,834 shares; Mr. DeMuth — 30,834 shares; Mr. Doyle — 7,500 shares;

Mr. Kinder — 40,667 shares; Mr. Roberts — 8,750 shares; Mr. Strom — 101,667 shares; Mr. Taron — 7,500 shares; and all directors and executive officers as a group — 365,029 shares.

(3)	Includes beneficial ownership of the following number of shares of Common Stock underlying restricted stock units (vested and unvested), as follows: Mr. Arcuri — 4,416 shares; Mr. Burger — 4,416 shares; Mr. DeMuth — 4,416 shares; Mr. Gibson — 800 shares; Mr. Kinder — 4,416 shares; Mr. Oldham — 800 shares; Mr. Roberts — 800 shares; Mr. Strom — 11,472 shares; Mr. Taron — 800 shares; Mr. Valine — 2,000 shares; and all directors and executive officers as a group — 44,224 shares.

(4)	Includes 20,496 shares held by Kirk C. Doyle as custodian for his children. Kirk C. Doyle has sole voting and investment power for 86,931 shares.

(5)	Includes 7,688 shares held in a trust of which Mr. Strom is a trustee.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and persons who own more than ten percent of the Common Stock of the Company to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).
      To the Company’s knowledge, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.
REPORT OF THE COMPENSATION COMMITTEE
      The Board of Directors has a Compensation Committee comprised of John R. Roberts III, who currently serves as Chairman, Guy R. Gibson and Timothy D. Taron. The Compensation Committee has the responsibility of reviewing and recommending a compensation program for the Company’s officers including the consideration of benefit issues generally. As in prior years, the measures of performance used by the Compensation Committee in 2004 included:

(i) operational goals, financial performance and the achievement of shareholder value, together with each officer’s individual effectiveness in reaching those goals and achieving desirable financial performance and shareholder value;

(ii) officer compensation at other telecommunications companies and at general industry companies; and

(iii) the individual’s level of responsibility, skill and authority relative to other positions within the Company and general industry companies.
      The Compensation Committee retains an independent consultant, Hewitt Associates LLC, to help evaluate the compensation practices of the Company. For 2004, Hewitt Associates provided specific information regarding the Company’s then two most senior executives. Hewitt Associates gathers and provides information about industry compensation practice and competitive compensation levels, and recommends alternatives for the Compensation Committee’s consideration that are consistent with the Company’s compensation policies. Hewitt Associates is an internationally recognized firm of consultants and actuaries specializing in the design and administration of employee compensation and benefit programs. In addition to the report of Hewitt Associates, the Company generated an internal report for the benefit of the Compensation Committee in connection with the effort to assess the compensation levels of the Company’s executive officers, including those named in the Summary Compensation Table.
      In order to assure that the Company is able to retain and attract executives for both the successful operation of its regulated business and the ongoing development of its non-regulated businesses, the Compensation Committee, as it has done in prior years, reviewed compensation and benefits information for both telecommunications and general industry companies. For 2004, the Compensation Committee used a telecommunications peer group reconfigured to resemble the Company more closely in terms of size and consisting of 20 companies selected based upon the following criteria: (i) domestically-based public companies; (ii) Standard Industrial Code (SIC) classification; (iii) revenues between $90 million and $900 million; and (iv) market capitalization between $100 million and $1.5 billion. The general industry data was obtained by reviewing information from published sources and examining the compensation practices of companies, both telecommunication and general industry, with revenues comparable to those of the Company.
      The Company’s existing executive compensation program consists primarily of three elements: base pay, performance bonus and awards under the 1999 Restricted Stock Bonus Plan and 2000 Equity Incentive Plan. In 2004, annual cash compensation to officers consisted of base salary and a performance bonus. The five highest paid continuing executive officers of the Company (identified in the Summary Compensation Table) either did not receive an increase in base pay in 2004 (two officers) or only nominal increases in base pay (less than 3% for two of the officers, and 6% for another officer). The performance bonus was dependent upon the satisfaction of recurring objectives, the officers’ contribution to the growth of existing businesses, and the officers’ contribution to strategic growth initiatives. The Company established performance bonus targets for each executive officer to permit total cash compensation (base pay plus performance bonus) to be comparable generally to the median amounts of total cash compensation for officers performing similar duties for the telecommunications peer group and general industry companies.
      For the President and Chief Executive Officer (Mr. Strom), and the three Vice Presidents and Chief Operating Officers identified in the Summary Compensation Table (Messrs. Arcuri, Burger and Kinder), 60% of the performance bonus was dependent upon the satisfaction of specific financial measurements, and 40% was dependent upon operational measurements. The performance bonus of Mr. DeMuth (the Company’s Vice President and Chief Technology Officer) was weighted 20% for financial measurements and 80% for operational measurements.
      The financial measurements considered in connection with the performance bonus included the Company’s consolidated revenues, net income, cash flow, and efficiency with respect to capital expenditures and, for the Company’s Vice Presidents and Chief Operating Officers, business unit performance measured by various factors including those identified on a consolidated basis above and subscriber-related statistics and growth. Operational measurements included a variety of factors including those related to delivery of the Company’s services, integration of Company businesses and activities, and strategic development actions.
      The average of the total cash compensation paid to the executive officers named in the Summary Compensation Table in 2004 ranged between the 25th percentile and the median amounts paid to all officers of companies in the telecommunications peer group and general industry companies. In 2004, the executive officers identified in the Summary Compensation Table in this Proxy Statement received percentages ranging from 50% to 84% of the target performance bonuses. The Company in 2003 made two separate restricted stock grants to its executive officers, including those individuals identified in the Summary Compensation Table, but no such grants were made in 2004
      The 2004 compensation paid to Brian H. Strom, President and Chief Executive Officer, was comprised substantially of base salary and the performance bonus. The salary and bonus were established taking into consideration the criteria and policies described above. Mr. Strom’s base salary in 2004 was identical to his base salaries in 2003 and 2002. Mr. Strom received a performance bonus for 2004. The Compensation Committee, in establishing the performance bonus, considered the financial performance of the company, specifically the consolidated financial measurements described above, the Company’s continued technological advancements including the roll-out and delivery of various Company services and the continued integration of business units and coordination of business functions, and strategic development measures including industry leadership and community involvement. Mr. Strom received 50% of his target performance bonus for 2004.
      The cash compensation paid to Mr. Strom in 2004 was slightly below the median amount of cash compensation paid to the chief executive officers of the companies in the peer group. Mr. Strom’s total compensation was slightly above the 25th percentile amount of total compensation paid to the chief executive officers of companies in the telecommunications peer group and general industry companies as a result of the other chief executive officers receiving long-term incentive compensation not awarded to Mr. Strom in 2004.

      The compensation peer group consisted of 20 companies, all of which are engaged in the telecommunications industry in general. 1 of the 20 companies whose compensation policies were considered is among the 22 companies now constituting the Dow Jones US Telecommunications Index.
      Commencing with the 2004 fiscal year, and in furtherance of a recommendation endorsed by the Board of Directors, cash and related bonuses for a particular fiscal year were not determined for and paid to executive officers in full until the financial results for the applicable fiscal year have been determined. This change in practice results from the conclusion of the Board of Directors that such bonuses, to the extent related to or impacted by financial performance or metrics, should be determined based on audited results.

Compensation Committee,

John R. Roberts III, Chairman
Guy R. Gibson
Timothy D. Taron
Summary Compensation Table
      The following table sets forth the executive compensation paid to the Company’s Chief Executive Officer and the four remaining most highly paid executive officers for the years ended December 31, 2004, 2003 and 2002 and, as required to be reported by the Securities and Exchange Commission pursuant to applicable rules and regulations, information is also provided regarding Michael D. Campbell who retired on April 15, 2004.

					Long-Term Compensation
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation(1)	Awards(2)	Options/SARs	Compensation(3)
Name and Principal Position	Year	$	$	$	$	(#)	$

Brian H. Strom	2004	375,003	112,500	2,825	—	—	16,000
President and Chief	2003	375,108	210,000	2,825	322,853	—	14,000
Executive Officer	2002	375,003	150,000	2,945	—	25,000	12,000
Michael D. Campbell(4)	2004	479,656	—	—	—	—	36,503
Former Executive Vice President	2003	309,005	90,000	1,845	224,652	—	14,000
and Chief Financial Officer, and	2002	309,005	80,000	1,030	—	15,000	12,000
Treasurer
Jay B. Kinder	2004	224,994	49,000	2,050	—	—	16,000
Senior Vice President	2003	225,474	60,000	3,921	118,001	—	14,000
and Chief Operating	2002	225,474	70,000	1,680	—	10,000	12,000
Officer — SureWest Telephone
and SureWest Directories
Fred A. Arcuri	2004	190,008	35,000	575	—	—	11,862
Senior Vice President and	2003	185,475	40,000	2,889	114,701	—	13,500
Chief Operating Officer —	2002	185,475	40,000	800	—	10,000	12,000
SureWest Broadband
Bill M. DeMuth	2004	180,003	42,000	1,010	—	—	15,923
Vice President and	2003	175,410	50,000	6,201	104,896	—	14,000
Chief Technology Officer	2002	174,990	50,000	760	18,600	8,000	12,000
Robert M. Burger	2004	184,995	34,000	345	—	—	13,000
Senior Vice President	2003	171,625	45,000	455	114,701	—	12,000
and Chief Operating Officer —	2002	174,990	50,000	525	—	8,000	11,000
SureWest Wireless

(1)	Other annual compensation consists of gross-up payments to officers and other employees for tax liability incurred in connection with imputed premiums in respect of life insurance coverage in excess of $50,000 and taxable automobile allowance payments.

(2)	The amounts disclosed in this column reflect the dollar values of restricted shares granted as a result of the attainment of certain performance measures under individual agreements with the respective executive officer under the 1999 Restricted Stock Bonus Plan and a grant under the 2000 Equity Incentive Plan. No restricted shares were granted for 2004. The total number of restricted shares held by the named officers and their aggregate market value at December 31, 2004 were as follows: Brian H. Strom, 7,288 shares valued at $206,615; Michael D. Campbell, 0 shares; Jay B. Kinder, 2,673 shares valued at $75,780; Fred A. Arcuri, 2,548 shares valued at $72,236; Bill M. DeMuth, 2,356 shares valued at $66,793, and Robert M. Burger, 2,548 shares valued at $72,236. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of Common Stock.

(3)	Reflects employer contributions to the SureWest KSOP (the Company’s qualified 401(k) plan) and, for Michael D. Campbell in 2004, payments to Mr. Campbell pursuant to the Company’s Supplemental Executive Retirement Plan (SERP) in the amount of $20,503.

(4)	Michael D. Campbell retired from the Company effective April 15, 2004, and in connection with his retirement received one (1) year of salary ($310,000) included in the 2004 salary column, and the payment by the Company for one year of medical, dental and vision benefits.
Change in Control Agreements
      The Company has entered into change in control agreements with each of the individuals (other than Michael D. Campbell) named in the Summary Compensation Table. The agreements are in effect until December 31, 2005, and automatically extend for one-year terms unless the Company provides a notice of termination by November 30 of this year or each extended term. A “change in control of the Company” generally means (i) the acquisition by a third party of 20% or more of the Company’s common stock, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent public company, or (iii) a partial or complete liquidation of the business for which the executive’s services are performed. For payments to be owed to an executive officer, there must be a change in control of the Company and a “constructive termination” of the executive’s employment (meaning generally a decrease in compensation, a reduction in job responsibility or a geographical relocation). If there is a change in control of the Company, and a subsequent constructive termination, the executive is entitled to a severance benefit equal to two times (three times for Brian H. Strom) the sum of his annual compensation and benefits received in the period prior to the separation, and the continuation of insurance and medical benefits for the executive and his family for two years (three years for Brian H. Strom).
Pension Plan and SERP
      The Company has a qualified defined benefit pension plan in which certain employees are eligible to participate substantially concurrently with the commencement of employment (“Pension Plan”), as well as a supplemental non-qualified and unfunded supplemental executive retirement plan (“SERP”). The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company. Benefits under the plans are a function of a participant’s years of service with the Company and the employee’s average annual compensation during the period of the five consecutive years in the last ten years of credited service in which annual compensation was the largest. The monthly retirement benefit payable under the plans will be adjusted on the basis of actuarial equivalents for a joint and survivor benefit and for optional forms of benefit, such as the early retirement benefit. Benefits become fully vested at age 65 or on the completion of 5 years of service, whichever first occurs, and are not subject to any deduction for Social Security or other offset amounts.
      While the Company may terminate the plans at any time, such termination will not deprive any participant or beneficiary of any vested accrued benefits under the plans.

      Since the Pension Plan is a defined benefit plan, funding is determined with respect to participants as a group and costs cannot be readily allocated to any individual participant. The ratio of 2004 plan contributions to estimated total covered compensation was 4.3%. Estimated total covered compensation has been determined by increasing the total base annual rate of compensation of plan participants at January 1, 2004 by 5.0%. Brian H. Strom and Michael D. Campbell (who retired on April 15, 2004) are entitled to benefits under the Pension Plan and the SERP and Jay B. Kinder, Fred A. Arcuri, Bill M. DeMuth and Robert M. Burger under the Pension Plan, and at December 31, 2004, were credited with 15, 10, 41, 29, 28 and 6 years of service, respectively, under the plans. The compensation covered by the Pension Plan and the SERP for each participant is substantially similar to the sum of the salary, bonus and other annual compensation reported above for each executive officer. Covered compensation for officers not included in the SERP is limited to $210,000 with the annual benefit limited accordingly. The table below illustrates approximate annual benefits payable under the plans for the ranges of pay and periods of service indicated, assuming retirement at age 65 in 2005.

Highest Consecutive	Estimated Annual Pension for Representative Years of Service
Five-Year Average
Compensation	15	20	25	30	35	40

$150,000	$39,375	$52,500	$65,625	$78,750	$91,875	$105,000
200,000	52,500	70,000	87,500	105,000	122,500	140,000
250,000	65,625	87,500	109,375	131,250	153,125	175,000
300,000	78,750	105,000	131,250	157,500	183,750	210,000
350,000	91,875	122,500	153,125	183,750	214,375	245,000
400,000	105,000	140,000	175,000	210,000	245,000	280,000
450,000	118,125	157,500	196,875	236,250	275,625	315,000
550,000	144,375	192,500	240,625	288,750	336,875	385,000
650,000	170,625	227,500	284,375	341,250	398,125	455,000
Option Grants in Last Fiscal Year
      The Company did not make any option grants nor grant any stock appreciation rights during 2004 to the officers named in the Summary Compensation Table.
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values
      The following table shows aggregate exercises of options to purchase the Company’s Common Stock in the year ended December 31, 2004, by the officers named in the Summary Compensation Table and the value of each of such officer’s unexercised options at December 31, 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options as Fiscal		In-The-Money Options at
	Shares		Year-End (#)		Fiscal Year-End ($)(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Brian H. Strom	0	0	101,667	8,333	$—	$—
Michael D. Campbell	0	0	—	—	$—	$—
Jay B. Kinder	0	0	40,667	3,333	$—	$—
Fred A. Arcuri	0	0	36,167	3,333	$—	$—
Bill M. DeMuth	0	0	30,834	2,666	$—	$—
Robert M. Burger	0	0	34,834	2,666	$—	$—

(1)	None of officers named in the Summary Compensation Table had unexercised in-the-money options at December 31, 2004 based upon the closing market price of Company Common Stock on that date.

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
      The Audit Committee of the Board of Directors of the Company is responsible for oversight of the Company’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. All of the members of the Audit Committee are independent (as defined in the listing standards of the National Association of Securities Dealers and applicable federal regulations). The Audit Committee is governed by a written charter approved by the Board of Directors, and which is attached as Appendix A.
      The Company’s management has primary responsibility for preparing the financial statements and establishing the Company’s financial reporting process and internal control over financial reporting. Company management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing a report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibilities include oversight of these processes. As part of its responsibilities, the Audit Committee meets with the Company’s Chief Financial Officer, Controller, and Internal Auditor, and the independent registered public accounting firm with and without management present, to discuss the adequacy and effectiveness of the Company’s internal control and the quality of the financial reporting process.
      In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and considered management’s view that the financial statements present fairly, in all material respects, the financial condition and results of operations of the Company.

2. The Audit Committee has discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 89 and No. 90, Audit Adjustments and Audit Committee Communications, respectively, and Rule 2-07 of Regulation S-X, Communications with Audit Committees.

3. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and has discussed with the independent registered public accounting firm their independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

5. The Audit Committee has established a policy of requiring its review and approval of all audit services and permitted non-audit services to be performed by the Company’s independent registered public accounting firm. The policy permits the Audit Committee to delegate pre-approval authority to one or more Audit Committee members.

Audit Committee,

Steven C. Oldham, Chairman
John R. Roberts III
Roger J. Valine

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Carol Arcuri, wife of Fred A. Arcuri, Senior Vice President and Chief Operating Officer of SureWest Broadband since 2001, has been employed by the Company since 1986, and currently serves as a Payroll Administrator in the Company’s Human Resources Department. Ms. Arcuri received aggregate compensation of $62,151 (including salary, performance awards, medical and life insurance benefits and Company matching retirement contributions) for her services with the Company during 2004.
      Beginning January 1, 2005, the Company’s employees are covered under an eye care benefit plan from Vision Service Plan (VSP), of which Roger J. Valine, a member of the Company’s Board of Directors, is a director and executive officer. Negotiations regarding the benefit plan were completed before Mr. Valine was elected to the Company’s Board of Directors and without his involvement or knowledge. The Company anticipates that its payments to VSP will approximate $10,000 in 2005.

PERFORMANCE GRAPH
      The following graph shows a five-year comparison of cumulative total shareholder return of the Company’s Common Stock (assuming dividend reinvestment) with the Dow Jones US Telecommunications Index (a published index which includes 21 telecommunications companies) and the Russell 2000® Index. The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1999 respectively in each of SureWest Communications, the Dow Jones US Telecommunications Index and the Russell 2000® Index. The stock performance shown on the graphs below is not necessarily indicative of future price performance.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
Among SureWest Communications,
DJ US Telecommunications and Russell 2000®

	1999	2000	2001	2002	2003	2004

SureWest Communications	$100	$124	$155	$121	$135	$98

Russell 2000® Index	$100	$97	$99	$79	$116	$138

DJ US Telecommunications Index	$100	$60	$52	$34	$37	$43

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Ernst & Young LLP, engaged by the Company since 1960, has been selected by the Company as its independent registered public accounting firm for the current year. A representative of Ernst & Young LLP is expected to be present at the meeting to be available to respond to appropriate questions and will have the opportunity to make a statement if such representative desires to do so.
      The following table sets forth the aggregate fees, including reimbursement of expenses, billed by Ernst & Young LLP to the Company for:

(i) Audit Fees in connection with the audit of the Company’s annual financial statements and internal control over financial reporting; the review of financial statements in the Company’s Quarterly Reports on Form 10-Q; SEC and other regulatory filings; and accounting consultations;

(ii) Audit Related Fees consisted principally of audits of employee benefit plans; professional services performed in conjunction with the Company’s efforts to comply with the Sarbanes-Oxley Act of 2002; and consultation regarding financial accounting and reporting standards; and

(iii) Tax Fees for tax compliance and consultation.

	2004	2003

Audit Fees	$4,145,000	$1,385,000
Audit-Related Fees	$77,000	$100,000
Tax Fees	$126,000	$79,000

Engagement of the Independent Registered Public Accounting Firm
      The Audit Committee is responsible for approving every engagement of the Company’s independent registered public accounting firm to perform audit or non-audit services on behalf of the Company or its subsidiaries before the auditors are engaged to perform such services and all fees for such services described above were approved pursuant to such policy. The Audit Committee may delegate authority to its Chairman or subcommittees of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions made under delegation of authority are presented to the Audit Committee at its next scheduled meeting. None of the engagements of the Company’s independent registered public accounting firm has made use of the de minimus exception to the requirement of pre-approval required by the SEC regulations.
COST OF SOLICITATION
      The total cost of preparing, assembling and mailing the proxy statement, the form of proxy, any additional material intended to be furnished to shareholders concurrently with the proxy statement, and any additional material relating to the same meeting or subject matter furnished to shareholders subsequent to the furnishing of the proxy statement, will be borne by the Company. The Company will, upon request, reimburse brokers and other nominees for costs incurred by them in mailing the proxy statement, the form of proxy and any additional material intended to be furnished to shareholders concurrently with the proxy statement to beneficial owners. In addition, officers and regular employees may solicit proxies by telephone or in person.
OTHER MATTERS
      As of this date, there are no other matters the management intends to present or has reason to believe others will present to the meeting. If other matters now unknown to the management come before the meeting, those who shall act as proxies will vote in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS
      Proposals of shareholders intended to be presented at the 2006 Annual Meeting must be received by the Company not later than December 6, 2005 to be considered for inclusion in the Company’s Proxy Statement.

By Order of the Board of Directors

KIRK C. DOYLE
Chairman of the Board
Roseville, California, April 5, 2005.

APPENDIX A
AUDIT COMMITTEE CHARTER
Organization
      The Audit Committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.
Statement of Policy
      The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors (if any), and the financial management of the corporation.
Responsibilities
      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.
      In carrying out these responsibilities, the Audit Committee will:

•	Appoint the firm of certified public accountants to be employed by the corporation as its independent auditors to audit the consolidated financial statements of the corporation for the ensuing year, and be directly responsible for the compensation and oversight of the work of the independent auditors. The independent auditors shall report directly to the Audit Committee.

•	Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the corporation by its independent auditors, subject to the de minimus exceptions for non-audit services described in the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to its Chairman or subcommittees of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that the decisions of the Chairman or such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

•	Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors.

•	Review with the independent auditors, the company’s internal auditor (if any), and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	Review with management and the independent auditors, upon completion of their audit, financial results for the year, as reported in the Company’s financial statements, supplemental disclosures to the Securities and Exchange Commission or other disclosures.

A-1

•	Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the corporation’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

•	Review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

•	Review and report to the Board the propriety and ethical implications of any transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board or otherwise, between (a) the Company and (b) any employee, officer or member of the Board of the Company or any affiliates of the foregoing.

•	Review accounting and financial human resources and succession planning within the company.

•	Submit, or cause to be submitted, the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, doing so is appropriate.
QLCC Responsibilities

•	Establish written procedures for the confidential receipt, retention and consideration of evidence of a material violation of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law, or a similar material violation of any United States federal or state law by the corporation or by any officer, director, employee or agent of the corporation (each, a “Material Violation”) that is reported to the Committee by the corporation’s chief legal officer (or the equivalent thereof) or other legal advisors.

•	To the extent required by any regulatory body, inform the corporation’s chief legal officer and chief executive officer (or the equivalents thereof) of any report of evidence of a Material Violation that is reported to the Committee by the corporation’s chief legal officer (or the equivalent thereof) or other legal advisor.

•	Determine whether an investigation is necessary regarding any report of evidence of a Material Violation that is reported to the Committee by the corporation’s chief legal officer (or the equivalent thereof) or other legal advisors.

•	If the Committee determines an investigation is necessary or appropriate: (i) notify the full Board; (ii) initiate an investigation, which may be conducted either by the chief legal officer (or the equivalent thereof) or by outside attorneys; and (iii) retain such additional expert personnel as the Committee deems necessary. At the conclusion of any such investigation: (i) recommend, by majority vote, that the corporation implement an appropriate response to evidence of a Material Violation; and (ii) inform the chief legal officer and the chief executive officer (or the equivalents thereof) and the Board of the results of any such investigation and the appropriate remedial measures to be adopted.

•	Acting by majority vote, take all other appropriate actions to respond to evidence of a Material Violation that is reported to the Committee by the corporation’s chief legal officer (or the equivalent thereof) or other legal advisors.

A-2

VOTE BY TELEPHONE OR INTERNET
QUICK***EASY***IMMEDIATE

SUREWEST COMMUNICATIONS

*	You can now vote your shares electronically through the Internet or the telephone.

*	This eliminates the need to return the proxy card.

*	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.continentalstock.com

Have your proxy card in hand when you access the above web site. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
1-866-894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED
ELECTRONICALLY OR BY PHONE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL

Please mark your votes like this	☒

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR Item 1

WITHHOLD
ITEM 1-ELECTION OF DIRECTORS	FOR	FOR ALL
Nominees: 01 Kirk C. Doyle, 02 Brian H. Strom,
03 John R. Roberts III, 04 Timothy D. Taron,
05 Guy R. Gibson, 06 Steven C. Oldham,	☐	☐
07 Roger J. Valine
WITHHELD FOR: (Write that nominee’s name in the space provided below)

ITEM 2-OTHER BUSINESS

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE COMPANY NUMBER:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SUREWEST COMMUNICATIONS

     The undersigned hereby appoints Kirk C. Doyle, Brian H. Strom, John R. Roberts III, Timothy D. Taron, Guy R. Gibson, Steven C. Oldham and Roger J. Valine as proxies, with power to act without the other and with power of substitution, hereby authorizes them to represent and vote, as designated on the other side all shares of stock of SureWest Communications standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held on May 17, 2005 or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)